As filed with the Securities and Exchange Commission on October 16, 2013

Registration No. 333-173562

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TMS International Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5899976
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12 Monongahela Avenue

P.O. Box 2000

Glassport, PA 15045

(Address of Principal Executive Offices and Zip Code)

TMS International Corp. Long-Term Incentive Plan

and TMS International Corp. (f/k/a Metal Services Acquisition Corp.) Restricted Stock Plan

(Full title of the plans)

Raymond S. Kalouche

President and Chief Executive Officer

TMS International Corp.

12 Monongahela Avenue

P.O. Box 2000

Glassport, PA 15045

(215) 956-5540

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

TMS International Corp., a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 333-173562) filed with the Securities and Exchange Commission on April 18, 2011 (the “Registration Statement”) registering 1,558,170 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and 47,180 shares of the Company’s Class B common stock, par value $0.001 per share (together with the Class A Common Stock, the “Common Stock”), by deregistering all of the Common Stock registered on the Registration Statement that has not been sold or offered or otherwise remains unissued.

On August 23, 2013, the Company, Crystal Acquisition Company, Inc. (“Parent”) and Crystal Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Sub merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”). The Merger occurred on on October 16, 2013. As a result of the Merger, each issued and outstanding share of Common Stock, excluding (i) treasury stock, (ii) Common Stock owned by Parent or Sub and (iii) Common Stock with respect to which appraisal rights under Delaware law were properly exercised and not withdrawn, was converted into the right to receive $17.50 per share in cash without interest. Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating its offering of securities pursuant to the Registration Statement.

In accordance with the undertaking contained in Part II, Item 9(a)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all shares of the Common Stock which remains unissued under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glassport, Commonwealth of Pennsylvania , on October 16, 2013.

TMS International Corp.

By:	/s/ Raymond S. Kalouche
Raymond S. Kalouche
President and Chief Executive Officer